Exhibit 10.1

                          Business Consultant Contract


This agreement dated December 31, 2001 is made By and Between Loafer Peak, LLC whose address is 568 S. Oak Dr., Woodland Hills, Utah 84653 referred to as "Consultant", AND Electric Aquagencis Unlimited, Inc. (EAU) whose address is 1464 W. 40 S., Suite 200, Lindon, Utah 84042 referred to as "Company."

1. Consultation Services. The company hereby employs the consultant to perform the following services in accordance with the terms and conditions set forth in this agreement: The consultant will consult with the officers and employees of the company concerning matters relating to the management and organization of the company, their public relations, financial policies and strategies, marketing and growth plans and policies, testing and regulatory issues regarding the Company's products, patents, licenses and other related issues and the terms and conditions of employment, and generally any matter arising out of the business affairs of the company.

2. Terms of Agreement. This agreement will begin December 31, 2001 and will end December 31, 2002, or until otherwise terminated as herein set forth. Either party may cancel this agreement on thirty (30) days notice to the other party in writing, by certified mail or personal delivery.

3. Time Devoted by Consultant. It is anticipated the consultant will spend approximately 70% of its time in fulfilling its obligations under this contract. The particular amount of time may vary from day to day or week to week. However, the consultant shall devote a minimum of 112 hours per month to its duties in accordance with this agreement.

4. Place Where Services Will Be Rendered. The consultant will perform most services in accordance with this contract at the Company's offices or at the Consultants place of business. In addition the consultant will perform services on the telephone and at such other places as designated by the company to perform these services in accordance with this agreement.

5. Payment to Consultant. The consultant will be paid at the rate of $5,000.00 per month for work performed in accordance with this agreement. The consultant will submit an itemized statement setting forth the time spent and services rendered, and the company will pay the consultant the amounts due as indicated by statements submitted by the consultant within ten (10) days of receipt.

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6. Independent Contractor. Both the company and the consultant agree that the consultant will act as an independent contractor in the performance of its duties under this contract. Accordingly, the consultant shall be responsible for payment of all taxes including Federal, State and local taxes arising out of the consultant's activities in accordance with this contract, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fee as required.

7. Confidential Information. The consultant agrees that any information received by the consultant during any furtherance of the consultant's obligations in accordance with this contract, which concerns the personal, financial or other affairs of the company will be treated by the consultant in full confidence and will not be revealed to any other persons, firms or organizations.

8. Employment of Others. The company may from time to time request that the consultant arrange for the services of others. All costs to the consultant for those services will be paid by the company but in no event shall the consultant employ others without the prior authorization of the company.

9. Signatures. Both the company and the consultant agree to the above contract.

Witnessed by:

COMPANY

Electric Aquagenics Unlimited, Inc.



By:
   ------------------------------



CONSULTANT

Loafer Peak, LLC



By:   /s/ Gaylord Karren
     ------------------------------
     Gaylord Karren, Member


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